Exhibit 99.1

     Chiron Reports 2004 Pro-Forma Earnings Results of 70 Cents Per Share;
                       GAAP Results of 32 Cents Per Share

     EMERYVILLE, Calif.--(BUSINESS WIRE)--Jan. 26, 2005--Chiron Corporation (Nasdaq:CHIR) today reported pro-forma income from continuing operations of $133 million, or $0.70 per share, for the year ended December 31, 2004, compared to $297 million, or $1.54 per share, for the year ended December 31, 2003. On a GAAP basis, Chiron reported income from continuing operations of $60 million, or $0.32 per share, for the year ended December 31, 2004, compared to income from continuing operations of $220 million, or $1.15 per share, for the year ended December 31, 2003. Foreign exchange rates resulted in an approximate $0.07 decrease in pro-forma earnings per share and an approximate $0.08 decrease in GAAP earnings per share for the year ended December 31, 2004.
     For the fourth quarter of 2004, Chiron reported a pro-forma loss from continuing operations of $7 million, or a loss of $0.04 per share, compared to $56 million, or $0.29 per share, for the fourth quarter of 2003. On a GAAP basis, Chiron reported a loss from continuing operations of $23 million, or a loss of $0.12 per share, for the fourth quarter of 2004, compared to $118 million, or $0.59 per share, for the fourth quarter of 2003. For the fourth quarter of 2004, foreign exchange rates, on a pro-forma and GAAP basis, resulted in a $0.01 decrease in earnings per share, compared to the fourth quarter of 2003.
     As a result of the October 5, 2004 action by the UK Medicines and Healthcare products Regulatory Agency (MHRA) suspending Chiron's license to manufacture FLUVIRIN(R) influenza virus vaccine at the company's Liverpool facility, Chiron has recorded no FLUVIRIN vaccine sales for the third or fourth quarters of 2004. In addition, the entire FLUVIRIN vaccine product inventory was written off in the third quarter of 2004, resulting in a $91 million charge to cost of sales.
     In December 2004, the MHRA notified Chiron that it proposed to continue the suspension of the company's license to manufacture influenza vaccines in Liverpool for a further period of three months, effective January 4, 2005, the same date as the expiration of the initial three-month suspension. Furthermore, also in December 2004, the U.S. Food and Drug Administration (FDA) issued a warning letter to Chiron in connection with the agency's October 2004 inspection of Chiron's Liverpool facility. Chiron is cooperating fully with the FDA and has submitted a response to the warning letter.
     Chiron is implementing a comprehensive remediation plan directed at restoring the license for its Liverpool manufacturing facility. The MHRA has agreed to conduct a series of work-in-progress inspections as Chiron executes this plan, and the FDA is expected to participate in these inspections as observers. Satisfactory results from these inspections, which will take place during the current license-suspension period, could lead to the restoration of Chiron's license by the MHRA in time for the company to supply influenza vaccine for the 2005-2006 influenza season. Failure to establish substantial compliance with current good manufacturing practices (cGMP) through these inspections would result in a further extension of the license suspension by the MHRA, beyond the current end date. In such a case, the MHRA could lift any further extension at any time that it found that the remediation had been completed satisfactorily. Following a restoration of Chiron's license by the MHRA, the FDA is expected to then conduct a full cGMP inspection. Chiron expects that satisfactory results from this inspection would close out the FDA warning letter.
     "Looking back, 2004 was a year marked by both achievement and adversity for Chiron. We made notable progress in all of our businesses, achieving commercial, regulatory and phase advancement milestones. Yet, these successes have come alongside our inability to deliver FLUVIRIN(R) influenza vaccines to customers, which has led to our subsequent substantial effort to remediate our Liverpool facility," said Howard Pien, president and chief executive officer of Chiron.
     "As we enter 2005, our immediate outlook for FLUVIRIN is yet unclear. Following input from both the U.S. and UK regulatory authorities, we have embarked upon an ambitious remediation plan, and we are working toward our goal of supplying FLUVIRIN for the 2005-2006 influenza season. This objective is one among 17 milestones we have set for ourselves for 2005. Our execution on these milestones is driven by our commitment to long-term value creation and our mission of protecting human health."

     Guidance

     Chiron will not provide full 2005 EPS guidance until the company has more clarity surrounding the license suspension of its Liverpool facility. The following guidance is limited to revenue expectations for some portions of the Chiron business. BioPharmaceuticals revenues are expected to experience mid single-digit percentage growth in 2005 over 2004, anchored by sales of TOBI(R) tobramycin solution for inhalation. Vaccines product sales, excluding FLUVIRIN(R) influenza virus vaccine, are expected to grow by a high single-digit percentage growth rate, with growth driven by travel vaccines. Total Blood Testing revenues are expected to grow by a high single-digit growth rate for 2005. Blood Testing nucleic acid testing (NAT) product sales growth is expected to be in the mid teen percentage growth for 2005, primarily as a result of geographic expansion and conversion to the PROCLEIX(R) ULTRIO(TM) Assay and the TIGRIS(R) System outside of the United States. Royalty and license fee revenues are expected to be approximately 10 percent lower than 2004 due to the one-time effect of various settlements in 2004.
     Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma amounts exclude certain revenue items and special items relating to certain acquisitions, which may not be indicative of the company's trends or potential future performance. Please refer to the tables at the end of this document for more detail on these items and a reconciliation of the pro-forma information to GAAP financial statements. All references to per-share amounts are per diluted share.

     Product Sales and Revenues

     Total revenues were $1.7 billion for the year 2004, compared to $1.8 billion for the year 2003. Net product sales were $1.3 billion for the year 2004 and $1.3 billion for the year 2003. No FLUVIRIN(R) influenza virus vaccine sales were recorded in the third or fourth quarters of 2004. Sales of FLUVIRIN vaccine were $219 million in the third and fourth quarters of 2003. Excluding sales of FLUVIRIN vaccine, the company's product sales increased by 13 percent for the year 2004. For the year, foreign exchange rates resulted in a 3 percent increase in total revenues. Total revenues were $429 million for the fourth quarter of 2004, compared to $555 million for the fourth quarter of 2003.

     Gross Profit Margin

     Total gross profit margins were 47 percent for the year 2004, compared to 58 percent for the year 2003. The decline was due primarily to a decrease in the Vaccines gross profit margin, as discussed below, under the heading "Vaccines."

     Operating Expenses

     Total research and development expenses were $431 million for the year 2004, compared to $410 million for the year 2003, an increase of 5 percent. The increase was primarily related to the development of tifacogin, Chiron's oncology and meningococcus vaccine franchises, and Chiron's influenza cell-culture program. These increases were partially offset by the discontinuation of certain development projects in 2003. In addition, 2003 included expenses related to the in-licensing of CUBICIN(R) (daptomycin for injection) and technology from ZymeQuest Inc. and Infectio Diagnostics Inc.
     Total sales, general and administrative expenses were $461 million for the year 2004, compared to $380 million for the year 2003, an increase of 21 percent. The increase was partially due to an approximate $18 million increase from the effect of foreign exchange rates, approximately $12 million of additional 2004 expenses from the acquisition of PowderJect in the third quarter of 2003, and approximately $11 million in legal expenses related to the suspension of Chiron's Liverpool license. The remaining increase is due to, among other items, additional costs associated with the defense of the company's patents and technology, on-going marketing and pre-launch programs, investment in geographic penetration, and corporate governance.

     Blood Testing

     Total Blood Testing revenues were $494 million for the year 2004, compared to $422 million for the year 2003. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's PROCLEIX(R) HIV-1/HCV Assay; revenues related to Chiron's joint business arrangement for immunodiagnostics with Ortho-Clinical Diagnostics Inc. (Ortho), a Johnson & Johnson company; and royalties and license fees related to NAT blood screening. Total Blood Testing revenues were $122 million for the fourth quarter of 2004, compared to $114 million for the fourth quarter of 2003.
     The gross profit margin on Blood Testing products was 42 percent for the year 2004, compared to 41 percent for the year 2003.

     -- Sales related to the PROCLEIX(R) NAT product line were $250 million for the year 2004, compared to sales of $200 million for the year 2003. The increase was primarily due to the introduction of the PROCLEIX(R) West Nile Virus Assay on an investigational use-only basis in the United States in March 2003, continued penetration for the PROCLEIX HIV-1/HCV Assay into several markets abroad, the introduction of the PROCLEIX(R) ULTRIO(TM) Assay outside of the United States, and market share gains in the United States. PROCLEIX NAT product sales were $64 million for the fourth quarter of 2004, compared to $58 million for the fourth quarter of 2003.

     -- Revenues from Chiron's joint business arrangement with Ortho were $118 million for the year 2004, compared to $108 million for the year 2003. The increase was primarily due to an increase in royalties and higher profits from Ortho's operations in the United States and its foreign affiliates, partially offset by a one-time benefit in the first quarter of 2003 due to a change in estimate relating to Ortho's foreign affiliate sales. Revenues from the joint business arrangement were $25 million for the fourth quarter of 2004, compared to $28 million for the fourth quarter of 2003.

     -- Royalty and license fee revenues related to NAT blood screening were $89 million for the year 2004, compared to $75 million for the year 2003. Contributing to the increase were three factors: approximately $10 million was recognized under the September 2004 settlement with F. Hoffmann-La Roche Ltd. (Roche) and Roche Molecular Systems for NAT methods for HIV; approximately $7 million was recognized from the settlement with the Blood Transfusion Centers of the German Red Cross (Blutspendediensten des Deutsche Rotes Kreuz, or DRK); and approximately $7 million was recorded under the licensing agreement with Laboratory Corporation of America Holdings (LabCorp) and its affiliates. The 2004 increases were partially offset by a license fee that Chiron received from Baxter in 2003. Royalties and license fees related to NAT blood screening were $22 million for the fourth quarter of 2004, compared to $16 million for the fourth quarter of 2003.

     Vaccines

     Vaccines net product sales were $481 million for the year 2004, compared to $678 million for the year 2003. Excluding FLUVIRIN(R) influenza virus vaccine sales, Vaccines product sales increased 4 percent over 2003. Vaccines net product sales were $126 million for the fourth quarter of 2004, compared to $262 million for the fourth quarter of 2003.
     The gross profit margin on Vaccines products was 25 percent for the year 2004, compared to 53 percent for the year 2003. The decrease was primarily due to the write-off of the company's entire FLUVIRIN vaccine inventory in the third quarter. In addition, 2004 included approximately $3 million of remediation costs for Chiron's Liverpool facility, which were charged to cost of sales. Excluding these two items, the gross profit margin on Vaccines products was 44 percent for the year 2004, compared to 53 percent for the year 2003. The decrease was primarily due to the loss of FLUVIRIN vaccine sales and decreased volume of and lower margin on MENJUGATE(R) meningococcus C vaccine sales, which were partially offset by effects to the 2003 gross profit margin from additional costs reflected in 2003 associated with the fair value of inventory acquired during the acquisition of PowderJect.

     -- Sales of influenza vaccines were $154 million for the year 2004, compared to $332 million for the year 2003. The decrease was primarily due to no sales of FLUVIRIN vaccine in the third and fourth quarters of 2004, compared to $219 million in sales of FLUVIRIN vaccine in the third and fourth quarters of 2003. Excluding FLUVIRIN vaccine, sales of Chiron's other influenza vaccines, AGRIPPAL(R) S1, BEGRIVAC(TM) and FLUAD(R), increased 34 percent due to price increases and the benefit of foreign exchange rates. Sales of influenza vaccines were $45 million for the fourth quarter of 2004, compared to $141 million for the fourth quarter of 2003.

     -- Sales of meningococcus vaccines were $28 million for the year 2004, compared to $66 million for the year 2003. The decrease was primarily due to lower sales of MENJUGATE vaccine due to significant price erosion, partially offset by the commencement of sales of MENZB(TM) meningococcus B vaccine to New Zealand. Sales of meningococcus vaccines were $9 million for the fourth quarter of 2004, compared to $34 million for the fourth quarter of 2003.

     -- Sales of Chiron's travel vaccines were $99 million for the year 2004, compared to $88 million for the year 2003. The increase was driven largely by increased sales of RABAVERT(R) rabies vaccine in the United States, partially offset by lower sales of ENCEPUR(TM) tick-borne encephalitis vaccine, which were due to a 2003 shipment (per customer request) that had been expected in early 2004. Sales of Chiron's travel vaccines were $15 million for the fourth quarter of 2004, compared to $28 million for the fourth quarter of 2003.

     -- Sales of Chiron's pediatric and other vaccine products were $200 million for the year 2004, compared to $192 million for the year 2003. The increase was primarily due to the timing of tender sales for polio vaccines and diptheria, tetanus, and pertussis vaccines, partially offset by the previously announced divestiture of certain operations in Sweden acquired via the acquisition of PowderJect. Sales of Chiron's pediatric and other vaccine products were $57 million for the fourth quarter of 2004, compared to $59 million for the fourth quarter of 2003.

     BioPharmaceuticals

     The BioPharmaceuticals division reported net product sales and BETAFERON(R) interferon beta-1b royalties of $563 million for the year 2004, compared to $503 million for the year 2003. Net product sales and BETAFERON royalties were $140 million for the fourth quarter of 2004, compared to $137 million for the fourth quarter of 2003.
     The gross profit margin on BioPharmaceuticals products was 72 percent for the year 2004, consistent with 72 percent for the year 2003.

     -- Sales of TOBI(R) tobramycin solution for inhalation were $213 million for the year 2004, compared to $172 million for the year 2003. The increase was primarily due to increased patient demand in the United States, wholesale ordering patterns, price increases and the benefit of foreign exchange rates. Sales of TOBI were $53 million for the fourth quarter of 2004, compared to $49 million for the fourth quarter of 2003.

     -- Sales of PROLEUKIN(R) (aldesleukin) interleukin-2 were $129 million for the year 2004, compared to $115 million for the year 2003. The increase was primarily due to wholesaler ordering patterns and price increases. Sales of PROLEUKIN were $31 million for the fourth quarter of 2004, compared to $30 million for the fourth quarter of 2003.

     -- Sales of BETASERON(R) interferon beta-1b to Berlex Inc. (and its parent company, Schering AG) for marketing and resale were $131 million for the year 2004, compared to $125 million for the year 2003. The increase was primarily due to price increases, the favorable impact of foreign exchange rates, increased patient demand and inventory ordering patterns. These factors were partially offset by decreased revenue due to a decline in the royalty rate pursuant to Chiron's contractual agreement with Schering. Sales of BETASERON to Berlex Inc. and Schering AG were $34 million for the fourth quarter of 2004, compared to $36 million for the fourth quarter of 2003.

     -- Royalties from Schering's European sales of BETAFERON were $52 million for the year 2004, compared to $64 million for the year 2003. Royalties declined pursuant to Chiron's contractual agreement with Schering. This decrease was partially offset by the benefit of foreign exchange rates and increased patient demand. Royalties from Schering's European sales of BETAFERON were $13 million for the fourth quarter of 2004, compared to $17 million for the fourth quarter of 2003.

     Total Royalty and License Fee Revenues

     Total royalty and license fee revenues include royalties and license fees relating to the Blood Testing, Vaccines and BioPharmaceuticals business units. It also includes other royalty and license fees, which consist primarily of royalties from Roche, Roche Molecular Systems and Bayer HealthCare AG for clinical diagnostic products. Total royalty and license fee revenues were $290 million for the year 2004, compared to $250 million for the year 2003. The increase was primarily due to revenues from the settlement with Roche relating to Chiron's HIV patent in the United States for use in clinical diagnostics and blood screening. The settlement included a lump-sum payment to Chiron of $78 million, of which $14 million was recognized as royalty and license fee revenues in 2004. In addition, the settlement also resulted in $32 million of previously deferred royalty and license fee payments being recognized as royalty and license fee revenues in 2004. Total royalty and license fee revenues were $68 million for the fourth quarter of 2004, compared to $64 million for the fourth quarter of 2003.

     Pipeline and Products Update

     The fourth quarter of 2004 was highlighted by the following pipeline and product events.

     Blood Testing

     -- Chiron and Gen-Probe Incorporated announced that the PROCLEIX(R) ULTRIO(TM) Assay for use on the PROCLEIX(R) TIGRIS(R) System was granted the Conformite Europeene (CE) Mark. With the CE Mark, the companies can now commercialize the PROCLEIX TIGRIS System in the European Union, as well as in other parts of the world that accept the CE Mark.

     -- Chiron signed a licensing agreement with Laboratory Corporation of America Holdings (LabCorp). The agreement gives LabCorp a semi-exclusive license to use Chiron's patented hepatitis C virus NAT technology in screening plasma donations in the United States.

     Vaccines

     -- Chiron successfully concluded its Phase III trial for MENJUGATE(R) meningococcus C vaccine in the United States. Chiron decided not to file a Biologics License Application (BLA) for the vaccine, instead focusing its resources on advancing the company's quadrivalent meningococcus vaccine candidate for serogroups A, C, W and Y.

     BioPharmaceuticals

     -- The FDA accepted Chiron's New Drug Application (NDA) for marketing approval of PULMINIQ(TM) (cyclosporine, USP) inhalation solution. The FDA has been reviewing Chiron's NDA submission and has requested additional analysis of the pivotal study. Chiron believes that, as a result, the company's action letter date will be extended to July. The FDA has given clearance to Chiron to provide PULMINIQ through an early access program.

     -- Chiron and Cubist Pharmaceuticals, Inc. announced that Chiron submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) under the European Union's Centralized Procedure for approval to market CUBICIN(R) (daptomycin for injection).

     Fourth-Quarter 2004 Earnings Conference Call

     Chiron will hold a conference call and webcast on Wednesday, January 26, 2005, at 4:45 p.m. EST to review its fourth-quarter and full-year 2004 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.
     To access either the live call or the one-week archive, please log on to www.chiron.com/webcast. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call (800) 819-7026 from the United States or Canada or (706) 643-7768 from other locations. Replay is available approximately two hours after the completion of the call through 11:55 p.m. EST, Wednesday, February 2, 2005. To access the replay, please call (800) 642-1687 from the United States or Canada or (706) 645-9291 from other locations. The conference ID number is 3315882.

     About Chiron

     Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people's lives. For more information, please visit www.chiron.com.

     This news release contains forward-looking statements, including statements regarding revenue growth, clinical development, product approvals, restoration of Chiron's Liverpool manufacturing license, resolution of issues noted in the FDA's warning letter and the supply of FLUVIRIN(R) influenza virus vaccine that Chiron expects to deliver to the U.S. market in future influenza seasons. These forward-looking statements involve risks and uncertainties and are subject to change. No assurances can be given that additional issues with respect to FLUVIRIN or Chiron's manufacturing generally will not arise in the future or that the MHRA will restore Chiron's FLUVIRIN license in time for the 2005-2006 influenza season. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, additional adverse developments resulting from investigations or discussions with or actions taken or required by the MHRA, FDA, U.S. Department of Health and Human Services, or U.S. Centers for Disease Control and Prevention. In addition, a full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended September 30, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC. These documents identify other important factors that could cause the company's actual performance to differ from the expectation expressed or implied by these forward-looking statements, including regulatory review and approvals, manufacturing capabilities, pricing pressures, litigation, stock-price volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will reach anticipated levels of revenue growth, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder approvals and the integration of operations.
     Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

     NOTE: AGRIPPAL, BEGRIVAC, ENCEPUR, FLUVIRIN, FLUAD, MENJUGATE, MENZB, PROCLEIX, PROLEUKIN, PULMINIQ, RABAVERT, TOBI and ULTRIO are trademarks of Chiron Corporation. BETASERON and BETAFERON are trademarks of Schering AG. CUBICIN is a trademark of Cubist Pharmaceuticals. TIGRIS is a trademark of Gen-Probe Incorporated.

     -- Unaudited Condensed Consolidated Balance Sheets and Statements of Operations and Pro-forma-to-GAAP Reconciliation, Revenue Summary Sheets, Earnings Per Share Table, and Non-FLUVIRIN(R) Influenza Virus Vaccine-Related Reconciliation follow --


CHIRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

                                           Three Months Ended
                                              December 31,
                                   -----------------------------------
                                                  2004
                                   -----------------------------------
                                    Pro Forma    Pro Forma
                                    Adjusted(1)  Adjustments  Actual
                                   ------------ ------------ ---------

Revenues:
  Product sales, net               $   324,691  $         -  $324,691
  Revenues from joint business
   arrangement                          25,336            -    25,336
  Collaborative agreement revenues       3,577            -     3,577
  Royalty and license fee revenues      68,177            -    68,177
  Other revenues                         6,838            -     6,838
                                   ------------ ------------ ---------

    Total revenues                     428,619            -   428,619
                                   ------------ ------------ ---------

Operating expenses:
  Cost of sales                        174,318            -   174,318
  Research and development             128,882            -   128,882
  Selling, general and
   administrative                      135,027            -   135,027
  Purchased in-process research
   and development                           -            -         -
  Amortization expense                       -      (21,426)   21,426
  Other operating expenses               4,804            -     4,804
                                   ------------ ------------ ---------

    Total operating expenses           443,031      (21,426)  464,457
                                   ------------ ------------ ---------

(Loss) income from operations          (14,412)      21,426   (35,838)

Loss on disposal of assets              (2,092)           -    (2,092)
Interest expense                        (6,653)           -    (6,653)
Interest and other income, net          14,390            -    14,390
Minority interest                         (385)           -      (385)
                                   ------------ ------------ ---------

(Loss) income from continuing
 operations before income taxes         (9,152)      21,426   (30,578)
Provision for (benefit of) income
 taxes                                  (2,288)       5,356    (7,644)
                                   ------------ ------------ ---------

(Loss) income from continuing
 operations                             (6,864)      16,070   (22,934)
                                   ============ ============ =========

Gain from discontinued operations            -            -         -
                                   ------------ ------------ ---------

Net (loss) income                  $    (6,864) $    16,070  $(22,934)
                                   ============ ============ =========

Basic (loss) earnings per share:
  (Loss) income from continuing
   operations                      $     (0.04)             $  (0.12)
                                   ============             =========
  Net (loss) income                $     (0.04)             $  (0.12)
                                   ============             =========

Diluted (loss) earnings per share:
  (Loss) income from continuing
   operations                      $     (0.04)             $  (0.12)
                                   ============             =========
  Net (loss) income                $     (0.04)             $  (0.12)
                                   ============             =========


Shares used in calculating basic
 (loss) earnings per share             186,813               186,813
                                   ============             =========

Shares used in calculating diluted
 (loss) earnings per share             186,813               186,813
                                   ============             =========


                                           Three Months Ended
                                              December 31,
                                   -----------------------------------
                                                  2003
                                   -----------------------------------
                                    Pro Forma    Pro Forma
                                    Adjusted(2)  Adjustments  Actual
                                   ------------ ------------ ---------

Revenues:
  Product sales, net               $   448,611  $         -  $448,611
  Revenues from joint business
   arrangement                          28,313            -    28,313
  Collaborative agreement revenues       3,008            -     3,008
  Royalty and license fee revenues      63,605            -    63,605
  Other revenues                        11,044            -    11,044
                                   ------------ ------------ ---------

    Total revenues                     554,581            -   554,581
                                   ------------ ------------ ---------

Operating expenses:
  Cost of sales                        214,508            -   214,508
  Research and development      140,242            -   140,242
  Selling, general and
   administrative                      121,302            -   121,302
  Purchased in-process research
   and development                           -       77,400   (77,400)
  Amortization expense                       -      (21,230)   21,230
  Other operating expenses               3,803            -     3,803
                                   ------------ ------------ ---------

    Total operating expenses           479,855       56,170   423,685
                                   ------------ ------------ ---------

(loss) income from operations           74,726      (56,170)  130,896

Loss on disposal of assets                 (25)           -       (25)
Interest expense                        (6,581)           -    (6,581)
Interest and other income, net           7,523            -     7,523
Minority interest                         (329)           -      (329)
                                   ------------ ------------ ---------

(Loss) income from continuing
 operations before income taxes         75,314      (56,170)  131,484
Provision for (benefit of) income
 taxes                                  18,828        5,307    13,521
                                   ------------ ------------ ---------

(Loss) income from continuing
 operations                             56,486      (61,477)  117,963
                                   ============ ============ =========

Gain from discontinued operations        3,837            -     3,837
                                   ------------ ------------ ---------

Net (loss) income                  $    60,323  $   (61,477) $121,800
                                   ============ ============ =========

Basic (loss) earnings per share:
  (Loss) income from continuing
   operations                      $      0.30               $   0.63
                                   ============             =========
  Net (loss) income                $      0.32               $   0.65
                                   ============             =========

Diluted (loss) earnings per share:
  (Loss) income from continuing
   operations                      $      0.29               $   0.59
                                   ============             =========
  Net (loss) income                $      0.31               $   0.61
                                   ============             =========


Shares used in calculating basic
 (loss) earnings per share             187,393                187,393
                                   ============             =========

Shares used in calculating diluted
 (loss) earnings per share             200,567                205,795
                                   ============             =========

(1) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
    Pharmaceuticals.

(2) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals and (b) purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition. Note that in Q4'03, there was a purchase price allocation adjustment to the purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition, upon completion of strategic assessments of the value of certain research and development projects. The adjustment reduced purchased in-process research and development by $77.4 million.


CHIRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

                                             Year to Date
                                             December 31,
                                 -------------------------------------
                                                 2004
                                 -------------------------------------
                                  Pro Forma    Pro Forma
                                  Adjusted(3)  Adjustments   Actual
                                 ------------ ------------ -----------

Revenues:
  Product sales, net             $ 1,270,829  $         -  $1,270,829
  Revenues from joint business
   arrangement                       118,246            -     118,246
  Collaborative agreement
   revenues                           18,044            -      18,044
  Royalty and license fee
   revenues                          289,561            -     289,561
  Other revenues                      29,201            -      29,201
                                 ------------ ------------ -----------

    Total revenues                 1,725,881            -   1,725,881
                                 ------------ ------------ -----------

Operating expenses:
  Cost of sales                      669,366            -     669,366
  Research and development           430,618            -     430,618
  Selling, general and
   administrative                    461,155            -     461,155
  Purchased in-process research
   and development                         -       (9,629)      9,629
  Amortization expense                     -      (84,503)     84,503
  Other operating expenses            12,844            -      12,844
                                 ------------ ------------ -----------

    Total operating expenses       1,573,983      (94,132)  1,668,115
                                 ------------ ------------ -----------

Income from operations               151,898       94,132      57,766

Loss on disposal of assets            (3,247)           -      (3,247)
Interest expense                     (26,093)           -     (26,093)
Interest and other income, net        56,797            -      56,797
Minority interest                     (1,968)           -      (1,968)
                                 ------------ ------------ -----------

Income from continuing
 operations before income taxes      177,387       94,132      83,255
Provision for income taxes            44,347       21,126      23,221
                                 ------------ ------------ -----------

Income from continuing
 operations                          133,040       73,006      60,034
                                 ============ ============ ===========

Gain from discontinued
 operations                           24,854            -      24,854
                                 ------------ ------------ -----------

Net income                       $   157,894  $    73,006  $   84,888
                                 ============ ============ ===========

Basic earnings per share:
  Income from continuing
   operations                    $      0.71              $     0.32
                                 ============             ===========
  Net income                     $      0.84              $     0.45
                                 ============             ===========

Diluted earnings per share:
  Income from continuing
   operations                    $      0.70              $     0.32
                                 ============             ===========
  Net income                     $      0.83              $     0.45
                                 ============             ===========


Shares used in calculating basic
 earnings per share                  187,545                 187,545
                                 ============             ===========

Shares used in calculating
 diluted earnings per share          190,202                 190,202
                                 ============             ===========


                                             Year to Date
                                             December 31,
                                 -------------------------------------
                                                 2003
                                 -------------------------------------
                                  Pro Forma    Pro Forma
                                  Adjusted(4)  Adjustments   Actual
                                 ------------ ------------ -----------

Revenues:
  Product sales, net             $ 1,345,833  $         -  $1,345,833
  Revenues from joint business
   arrangement                       108,298            -     108,298
  Collaborative agreement
   revenues                           18,562            -      18,562
  Royalty and license fee
   revenues                          250,142            -     250,142
  Other revenues                      29,113      (14,413)     43,526
                                 ------------ ------------ -----------

    Total revenues                 1,751,948      (14,413)  1,766,361
                                 ------------ ------------ -----------

Operating expenses:
  Cost of sales                      571,897            -     571,897
  Research and development           409,806            -     409,806
  Selling, general and
   administrative                    380,388            -     380,388
  Purchased in-process research
   and development                         -      (45,300)     45,300
  Amortization expense                     -      (56,365)     56,365
  Other operating expenses            11,532            -      11,532
                                 ------------ ------------ -----------

    Total operating expenses       1,373,623     (101,665)  1,475,288
                                 ------------ ------------ -----------

Income from operations               378,325       87,252     291,073

Loss on disposal of assets              (224)           -        (224)
Interest expense                     (19,104)           -     (19,104)
Interest and other income, net        38,892            -      38,892
Minority interest                     (1,753)           -      (1,753)
                                 ------------ ------------ -----------

Income from continuing
 operations before income taxes      396,136       87,252     308,884
Provision for income taxes            99,034       10,488      88,546
                                 ------------ ------------ -----------

Income from continuing
 operations                          297,102       76,764     220,338
                                 ============ ============ ===========

Gain from discontinued
 operations                            6,975            -       6,975
                                 ------------ ------------ -----------

Net income                       $   304,077  $    76,764  $  227,313
                                 ============ ============ ===========

Basic earnings per share:
  Income from continuing
   operations                    $      1.59              $     1.18
                                 ============             ===========
  Net income                     $      1.63              $     1.22
                                 ============             ===========

Diluted earnings per share:
  Income from continuing
   operations                    $      1.54              $     1.15
                                 ============             ===========
  Net income                     $      1.58              $     1.19
                                 ============             ===========


Shares used in calculating basic
 earnings per share                  186,835                 186,835
                                 ============             ===========

Shares used in calculating
 diluted earnings per share          199,143                 193,915
                                 ============             ===========

(3) Pro Forma Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
    Pharmaceuticals and (b) the purchased in-process research and development related to the Sagres acquisition.

(4) Pro Forma Adjusted amounts exclude: (a) the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Laboratories, (b) purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition and (c) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals.

Note: Due to rounding, quarterly earnings (loss) per share amounts may not sum fully to yearly earnings per share amounts.


CHIRON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

                                            December 31,  December 31,
                                               2004          2003
                                           ------------- -------------

                  Assets
------------------------------------------
Current assets:
  Cash and short-term investments          $    603,621  $    538,482
  Accounts receivable, net                      392,154       382,933
  Current portion of notes receivable                 -         1,479
  Inventories, net                              221,646       199,625
  Other current assets                          173,093       135,130
                                           ------------- -------------
    Total current assets                      1,390,514     1,257,649
Noncurrent investments in marketable debt
 securities                                     409,421       560,292
Property, plant, equipment and leasehold
 improvements, net                              799,415       689,750
Other noncurrent assets                       1,700,794     1,687,478
                                           ------------- -------------
       Total assets                        $  4,300,144  $  4,195,169
                                           ============= =============

   Liabilities and stockholders' equity
------------------------------------------
Current liabilities                        $    441,367  $    436,913
Long-term debt                                  936,652       926,709
Capital lease                                   156,952       157,677
Noncurrent unearned revenue                      26,175        45,564
Other noncurrent liabilities                    121,250       176,944
Minority interest                                 9,350         7,002
Stockholders' equity                          2,608,398     2,444,360
                                           ------------- -------------
       Total liabilities and stockholders'
        equity                             $  4,300,144  $  4,195,169
                                           ============= =============


CHIRON CORPORATION
SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
(Unaudited)
(In thousands, except per share data)

                                         Three Months Ended
                                            December 31,
                                      2004                2003
                               ------------------- -------------------
                               Pro Forma           Pro Forma
                                Adjusted  Actual    Adjusted  Actual
                               --------- --------- --------- ---------

Computation for earnings
 (loss) per share - continuing
 operations
Income (loss) (Numerator):
  Income (loss) from
   continuing operations       $ (6,864) $(22,934) $ 56,486  $117,963
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     1,574     1,574
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -         -     1,767
                               --------- --------- --------- ---------
  Income (loss) from
   continuing operations, plus
   impact from assumed
   conversions                 $ (6,864) $(22,934) $ 58,060  $121,304
                               ========= ========= ========= =========

Shares (Denominator):
  Weighted-average common
   shares outstanding           186,813   186,813   187,393   187,393
Effect of dilutive securities:
    Stock options and
     equivalents                      -         -     5,868     5,868
    1.625% convertible
     debentures                       -         -     7,306     7,306
    Liquid Yield Option Notes         -         -         -     5,228
                               --------- --------- --------- ---------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                186,813   186,813   200,567   205,795
                               ========= ========= ========= =========


Basic earnings (loss) per
 share from continuing
 operations                    $  (0.04) $  (0.12) $   0.30  $   0.63
                               ========= ========= ========= =========
Diluted earnings (loss) per
 share from continuing
 operations                    $  (0.04) $  (0.12) $   0.29  $   0.59
                               ========= ========= ========= =========

Computation for earnings
 (loss) per share - net income
 (loss)
Income (loss) (Numerator):
  Net income (loss)            $ (6,864) $(22,934) $ 60,323  $121,800
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     1,574     1,574
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -         -     1,767
                               --------- --------- --------- ---------
  Net income (loss), plus
   impact from assumed
   conversions                 $ (6,864) $(22,934) $ 61,897  $125,141
                               ========= ========= ========= =========

Shares (Denominator):
  Weighted-average common
   shares outstanding           186,813   186,813   187,393   187,393
Effect of dilutive securities:
    Stock options and
     equivalents                      -         -     5,868     5,868
    1.625% convertible
     debentures                       -         -     7,306     7,306
    Liquid Yield Option Notes         -         -         -     5,228
                               --------- --------- --------- ---------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                186,813   186,813   200,567   205,795
                               ========= ========= ========= =========


Basic earnings (loss) per
 share                         $  (0.04) $  (0.12) $   0.32  $   0.65
                               ========= ========= ========= =========
Diluted earnings (loss) per
 share                         $  (0.04) $  (0.12) $   0.31  $   0.61
                               ========= ========= ========= =========


CHIRON CORPORATION
SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share data)

                                            Year to Date
                                            December 31,
                                      2004                2003
                               ------------------- -------------------
                               Pro Forma           Pro Forma
                                Adjusted  Actual    Adjusted  Actual
                               --------- --------- --------- ---------

Computation for earnings per
 share - continuing operations
Income (Numerator):
  Income from continuing
   operations                  $133,040  $ 60,034  $297,102  $220,338
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     2,638     2,638
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -     7,027         -
                               --------- --------- --------- ---------
  Income from continuing
   operations, plus impact
   from assumed conversions    $133,040  $ 60,034  $306,767  $222,976
                               ========= ========= ========= =========

Shares (Denominator):
  Weighted-average common
   shares outstanding           187,545   187,545   186,835   186,835
Effect of dilutive securities:
    Stock options and
     equivalents                  2,657     2,657     4,339     4,339
    1.625% convertible
     debentures                       -         -     2,740     2,740
    Liquid Yield Option Notes         -         -     5,228         -
    Put options                       -         -         1         1
                               --------- --------- --------- ---------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                190,202   190,202   199,143   193,915
                               ========= ========= ========= =========


Basic earnings per share from
 continuing operations         $   0.71  $   0.32  $   1.59  $   1.18
                               ========= ========= ========= =========
Diluted earnings per share
 from continuing operations    $   0.70  $   0.32  $   1.54  $   1.15
                               ========= ========= ========= =========

Computation for earnings per
 share - net income
Income (Numerator):
  Net income                   $157,894  $ 84,888  $304,077  $227,313
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     2,638     2,638
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -     7,027         -
                               --------- --------- --------- ---------
  Net income                   $157,894  $ 84,888  $313,742  $229,951
                               ========= ========= ========= =========

Shares (Denominator):
  Weighted-average common
   shares outstanding           187,545   187,545   186,835   186,835
Effect of dilutive securities:
    Stock options and
     equivalents                  2,657     2,657     4,339     4,339
    1.625% convertible
     debentures                       -         -     2,740     2,740
    Liquid Yield Option Notes         -         -     5,228         -
    Put options                       -         -         1         1
                               --------- --------- --------- ---------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                190,202   190,202   199,143   193,915
                               ========= ========= ========= =========


Basic earnings per share       $   0.84  $   0.45  $   1.63  $   1.22
                               ========= ========= ========= =========
Diluted earnings per share     $   0.83  $   0.45  $   1.58  $   1.19
                               ========= ========= ========= =========


CHIRON CORPORATION
Supplemental Revenue Summary (Pro Forma)
USD $ (in thousands)

                                  Current    Prior    Change
                                  Quarter   Quarter    from    Change
                                  Q4 2004   Q3 2004  Prior QTR    %
                                 --------- --------- --------- -------
Product Sales
 Blood Testing
   Ortho                         $  7,904  $  7,098  $    806    11.4%
   NAT                             63,705    63,629        76     0.1%
                                 --------- --------- --------- -------
 Total Blood Testing               71,609    70,727       882     1.2%

 Vaccines
   Flu Vaccines                    44,721    93,486   (48,765) (52.2)%
   Meningococcus Vaccines           9,309     8,865       444     5.0%
   Travel Vaccines (TBE, Rabies,
    Arilvax and Dukoral)           14,678    20,865    (6,187) (29.7)%
   Pediatric/Other Vaccines        57,655    44,491    13,164    29.6%
                                 --------- --------- --------- -------
 Total Vaccines                   126,363   167,707   (41,344) (24.7)%

 Biopharmaceuticals
   Proleukin                       30,713    31,739    (1,026)  (3.2)%
   TOBI                            53,276    55,734    (2,458)  (4.4)%
   Betaseron(a)                    33,639    35,171    (1,532)  (4.4)%
   Other                            9,091     8,902       189     2.1%
                                 --------- --------- --------- -------
 Total Biopharmaceuticals         126,719   131,546    (4,827)  (3.7)%

  TOTAL PRODUCT SALES            $324,691  $369,980  $(45,289) (12.2)%
                                 ========= ========= ========= =======


Revenues From Joint Business
 Arrangement                     $ 25,336  $ 34,017  $ (8,681) (25.5)%
Collaborative Agreement Revenues    3,577     4,124      (547) (13.3)%
Royalty and License Fees           68,177   111,396   (43,219) (38.8)%
Other Revenues                      6,838     4,450     2,388    53.7%
                                 --------- --------- --------- -------
  TOTAL REVENUES                 $428,619  $523,967  $(95,348) (18.2)%
                                 --------- --------- --------- -------

Gross Margins
Blood Testing                          40%       43%      (3)%
Vaccines                               27%        8%       19%
Biopharmaceuticals                     70%       67%        3%
                                 --------- --------- --------- -------
  TOTAL GROSS MARGINS                  46%       36%       10%
                                 --------- --------- --------- -------

                                 --------- --------- --------- -------
  (a) Excludes Betaferon Royalty $ 12,798  $ 13,374  $   (576)  (4.3)%
                                 --------- --------- --------- -------


                                 Year Ago    Change
                                  Quarter     from     Change
                                  Q4 2003  Prior Year         %
                                 --------- ---------- ---------
Product Sales
 Blood Testing
   Ortho                         $  8,625  $    (721)    (8.4)%
   NAT                             58,299      5,406       9.3%
                                 --------- ---------- ---------
 Total Blood Testing               66,924      4,685       7.0%

Vaccines
   Flu Vaccines                   141,142    (96,421)   (68.3)%
   Meningococcus Vaccines          33,672    (24,363)   (72.4)%
   Travel Vaccines (TBE, Rabies,
    Arilvax and Dukoral)           27,850    (13,172)   (47.3)%
   Pediatric/Other Vaccines        58,974     (1,319)    (2.2)%
                                 --------- ---------- ---------
 Total Vaccines                   261,638   (135,275)   (51.7)%

 Biopharmaceuticals
   Proleukin                       29,852        861       2.9%
   TOBI                            49,307      3,969       8.0%
   Betaseron(a)                    36,148     (2,509)    (6.9)%
   Other                            4,742      4,349      91.7%
                                 --------- ---------- ---------
 Total Biopharmaceuticals         120,049      6,670       5.6%

  TOTAL PRODUCT SALES            $448,611  $(123,920)   (27.6)%
                                 ========= ========== =========


Revenues From Joint Business
 Arrangement                     $ 28,313  $  (2,977)   (10.5)%
Collaborative Agreement Revenues    3,008        569      18.9%
Royalty and License Fees           63,605      4,572       7.2%
Other Revenues                     11,044     (4,206)   (38.1)%
                                 --------- ---------- ---------
  TOTAL REVENUES                 $554,581  $(125,962)   (22.7)%
                                 --------- ---------- ---------

Gross Margins
Blood Testing                          38%         2%
Vaccines                               49%      (22)%
Biopharmaceuticals                     66%         4%
                                 --------- ---------- ---------
  TOTAL GROSS MARGINS                  52%       (6)%
                                 --------- ---------- ---------

                                 --------- ---------- ---------
  (a) Excludes Betaferon Royalty $ 16,658  $  (3,860)   (23.2)%
                                 --------- ---------- ---------


CHIRON CORPORATION
Supplemental Revenue Summary (Pro Forma)
USD $ (in thousands)

                                                      Change
                             Twelve Months Ended       from
                                  December 31,        Prior    Change
                               2004        2003        Year       %
                            ----------- ----------- ---------- -------
Product Sales
 Blood Testing
   Ortho                    $   27,844  $   28,391  $    (547)  (1.9)%
   NAT                         249,809     200,066     49,743    24.9%
                            ----------- ----------- ---------- -------
 Total Blood Testing           277,653     228,457     49,196    21.5%

 Vaccines
   Flu Vaccines                154,119     332,428   (178,309) (53.6)%
   Meningococcus Vaccines       27,739      65,548    (37,809) (57.7)%
   Travel Vaccines (TBE,
    Rabies, Arilvax and
    Dukoral)                    98,685      87,831     10,854    12.4%
   Pediatric/Other Vaccines    200,947     192,511      8,436     4.4%
                            ----------- ----------- ---------- -------
 Total Vaccines                481,490     678,318   (196,828) (29.0)%

Biopharmaceuticals
   Proleukin                   129,377     115,075     14,302    12.4%
   TOBI                        212,876     172,047     40,829    23.7%
   Betaseron(a)                130,572     124,936      5,636     4.5%
   Other                        38,861      27,000     11,861    43.9%
                            ----------- ----------- ---------- -------
Total Biopharmaceuticals       511,686     439,058     72,628    16.5%

  TOTAL PRODUCT SALES       $1,270,829  $1,345,833  $ (75,004)  (5.6)%
                            =========== =========== ========== =======


Revenues From Joint
 Business Arrangement       $  118,246  $  108,298  $   9,948     9.2%
Collaborative Agreement
 Revenues                       18,044      18,562       (518)  (2.8)%
Royalty and License Fees       289,561     250,142     39,419    15.8%
Other Revenues                  29,201      29,113         88     0.3%
                            ----------- ----------- ---------- -------
  TOTAL REVENUES            $1,725,881  $1,751,948  $ (26,067)  (1.5)%
                            ----------- ----------- ---------- -------

Gross Margins
Blood Testing                       42%         41%         1%
Vaccines                            25%         53%      (28)%
Biopharmaceuticals                  72%         72%         0%
                            ----------- ----------- ---------- -------
  TOTAL GROSS MARGINS               47%         58%      (11)%
                            ----------- ----------- ---------- -------

      ----------- ----------- ---------- -------
  (a) Excludes Betaferon
   Royalty                  $   51,564  $   63,768  $ (12,204) (19.1)%
                            ----------- ----------- ---------- -------


CHIRON CORPORATION
Non-FLUVIRIN(R) Influenza Virus Vaccine-Related Reconciliation
 for 2004 press release
USD $ (in thousands, except percentages)

                               Current      Year       Change
                                Year         Ago        from    Change
                                2004        2003     Prior Year   %
                             ----------- ----------- ---------- ------

 TOTAL PRODUCT SALES         $1,270,829  $1,345,833  $ (75,004)   (6)%
Fluvirin vaccine sales            2,445     219,240   (216,795)  (99)%
                             ----------- ----------- ---------- ------
 TOTAL PRODUCT SALES,
  Excluding Fluvirin vaccine
  sales                      $1,268,384  $1,126,593  $ 141,791     13%
                             =========== =========== ========== ======

 TOTAL VACCINES PRODUCT
  SALES                      $  481,490  $  678,318  $(196,828)  (29)%
Fluvirin vaccine sales            2,445     219,240   (216,795)  (99)%
                             ----------- ----------- ---------- ------
 TOTAL VACCINES PRODUCT
  SALES, Excluding Fluvirin
  vaccine sales              $  479,045  $  459,078  $  19,967      4%
                             =========== =========== ========== ======

 FLU VACCINES PRODUCT SALES  $  154,119  $  332,428  $(178,309)  (54)%
Fluvirin vaccine sales            2,445     219,240   (216,795)  (99)%
                             ----------- ----------- ---------- ------
 FLU VACCINES PRODUCT SALES,
  Excluding Fluvirin vaccine
  sales                      $  151,674  $  113,188  $  38,486     34%
                             =========== =========== ========== ======

Vaccines Gross Margin
Vaccines product sales       $  481,490
Cost of sales                   362,943
                             -----------
Gross Margin                 $  118,547
                             ===========
Gross Margin %                       25%


Vaccines Gross Margin,
 excluding Fluvirin charge
 of $91,300 and remediation
 costs of $2,600
Vaccines product sales       $  481,490
Cost of sales, excluding
 Fluvirin charge of $91,300
 and remediation costs of
 $2,600                         269,043
                             -----------
Gross Margin                 $  212,447
                             ===========
Gross Margin %                       44%


     CONTACT: Chiron Corporate Communications & Investor Relations
              Media, 510-923-6500
              Investors, 510-923-2300